EXHIBIT 99.1

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1100
john.mills@icrinc.com

CUTERA INTRODUCES myQ™ ADVANCED Q-SWITCHED LASER IN JAPAN

BRISBANE, Calif., October 4, 2011-- Cutera, Inc. (Nasdaq: CUTR), a leading provider of laser and light-based aesthetic systems for practitioners worldwide, today announced that it has entered into a distribution agreement with Quanta System SpA ─ an Italian Original Equipment Manufacturer (OEM) of laser technologies ─ to market and sell the myQ series of Q-switched lasers in Japan and potentially other markets, including North America.

Q-switched lasers are designed to be used in a wide range of popular aesthetic applications, including superficial and deep pigmented lesions (i.e. melasma), skin rejuvenation, laser skin toning and tattoo removal. The myQ laser’s unique square beam distributes the power of the laser evenly over the affected areas, providing a more precise treatment. This is of particular importance when treating pigmented lesions and performing laser toning for discoloration of the skin, which are two significant segments in the Asian aesthetic market.

Nina Binetti, Cutera’s Vice President of Global Marketing, said, “By addressing deep dermal pigmentation and melasma, the myQ system compliments Cutera’s current array of lasers for the anti-aging market.  This OEM agreement fits into our strategy of offering market-leading aesthetic products that leverage our strong distribution channel and customer call point.  We will initially launch the myQ laser in Japan, where we see a particularly strong demand for this technology, and will evaluate other geographies in the future.”

About Cutera, Inc.
Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995: Specifically, statements concerning the features, effectiveness, treatable conditions, and the potential market size for Cutera’s new product, are forward-looking statements within the meaning of the Safe Harbor. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements and those other factors described in the section entitled, "Risk Factors," in Cutera’s most recent Form 10-Q as filed with the Securities and Exchange Commission on August 1, 2011. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.